Exhibit 99.1

Spherix Announces a Special Dividend Distribution

Spherix Sets Record Date of March 4th for Dividend Distribution

NEW YORK, NY February 23, 2020  /PRNewswire/ Spherix Incorporated (Nasdaq: SPEX) today announced that on February 21, 2020, a special committee of the Board of Directors of Spherix Incorporated (“Spherix”) approved a distribution to Spherix stockholders of 70,000 shares of Hoth Therapeutics, Inc. (“Hoth”) held by Spherix.

Each Spherix stockholder will be entitled to receive one (1) share of Hoth common stock for every seventy (70) shares of Spherix common stock held as of 5 p.m. Eastern Time on March 4, 2020, the record date. Spherix will not distribute fractional shares of Hoth common stock, and any fractional shares will be rounded down to the nearest whole share.

Spherix stockholders do not need to take any action to receive the shares of Hoth common stock, other than be a shareholder of record on March 4, 2020. Spherix stockholders do not need to pay any consideration for, surrender or exchange shares of Spherix common stock.

Mr. Anthony Hayes, CEO of Spherix stated, “Returning capital to shareholders is an important part of our strategy, and the distribution of a portion of our holdings in Hoth is the first step in this endeavor. We continue to work towards becoming a diversified biopharmaceutical company with a compelling portfolio of potential compounds to develop and commercialize.”

About Spherix

Spherix Incorporated, a Delaware corporation (the “Company”), was initially formed in 1967 and is currently a biotechnology company with a diverse portfolio of small-molecule anti-cancer therapeutics. The Company’s platform consists of patented technology from leading universities and researchers and we are currently in the process of developing an innovative therapeutic drug platform through strong partnerships with world renowned educational institutions, including The University of Texas at Austin and Wake Forest University. Our diverse pipeline of therapeutics includes therapies for pancreatic cancer, acute myeloid leukemia (AML) and acute lymphoblastic leukemia (ALL). In addition, we are constantly seeking to grow our pipe to treat unmet medical needs in oncology

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Maas, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix: Phone:	212-745-1373
Email: investorrelations@spherix.com
www.spherix.com